Exhibit 10.3
TRANSITION AGREEMENT AND RELEASE
This Transition Agreement and Release (“Agreement”) is made by and between Neil Desai (“Executive”) and Aadi Bioscience, Inc. (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”). The “Company” includes its subsidiaries and their respective successors, including the entity that employs Executive, unless the context clearly requires otherwise.
RECITALS
WHEREAS, Executive is employed by the Company as its Executive Chairman;
WHEREAS, Executive signed an Amended and Restated Executive Employment Agreement with the Company on November 8, 2022 that became effective as of January 1, 2023 (the “Employment Agreement”);
WHEREAS, Executive signed an Confidentiality and Invention Assignment with Aadi, LLC (a predecessor to the Company) dated December 19, 2016 (the “Confidentiality Agreement”);
WHEREAS, the Company has granted to Executive options to purchase shares of Company common stock (the “Options”) that are evidenced by Stock Option Agreements that were granted subject to the terms and conditions of the Company’s applicable equity incentive plans (collectively the “Equity Documents”) as set forth on Exhibit A;
WHEREAS, the Company and Executive have determined Executive’s employment with the Company as Executive Chairman will end on October 1, 2024 (the “Separation Date”);
WHEREAS, following the Separation Date, Executive will continue to serve as a member of the Company’s Board of Directors (the “Board”); and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
COVENANTS
1.Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement under Section 6 below, the Parties agree as follows:
a.Severance. The Company agrees to pay Executive a total of $1,072,539, which is equal to eighteen (18) months of Executive’s base salary and 150% of Executive’s actual bonus for 2023, in equal installments over a period of eighteen (18) months following the Separation Date in accordance with the Company’s regular payroll practices; provided, however, that the first payment will occur on the first regular payroll date following the Effective Date, and if necessary, will include any payments that would have otherwise been made following the Separation Date, but for the fact that the Effective Date of the Agreement had yet to occur.
b.2024 Bonus. In respect of the Company’s 2024 fiscal year, Executive shall not receive a bonus award (the “2024 Bonus”).
c.COBRA. The Company will pay on behalf of Executive the Company’s share of benefit premium payments for Executive’s COBRA coverage for a period of eighteen (18) months, or until Executive has secured health insurance coverage through another employer,

Exhibit 10.3
whichever occurs first, provided Executive timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.
d.Board Membership. The Company hereby agrees and acknowledges that notwithstanding the terms of the Employment Agreement that Executive will not be required to resign as a member of the Board as a condition to receiving the severance payments and benefits set forth herein. Executive agrees and acknowledges that the Board will be under no obligation to nominate Executive for continued service on the Board. Commencing on October 1, 2024, Executive as a non-employee director will be eligible to receive (i) cash compensation (on a pro rata basis) for the period from October 1, 2024 to the Company’s next “Annual Meeting”, and (ii) annual awards commencing at such time as the Company’s next “Annual Meeting” under, and in accordance with the terms of, the Company’s Outside Director Compensation Policy.
e.Change of Control Protection. The Company hereby acknowledges and agrees that Section 7(b) of the Employment Agreement shall remain in effect through December 31, 2024. If a Change of Control (as defined in the Employment Agreement) occurs prior to such date, to the extent Section 7(b) of the Employment Agreement would result in additional payments or benefits being provided to Executive pursuant to its terms, the Company shall provide such payments or benefits to the Executive, subject to Executive executing and not revoking a separation agreement and release of claims substantially in the form of this Agreement that becomes effective and irrevocable within sixty (60) days of the Change in Control.
f.Acknowledgement. Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this Section 1.
2.Equity. The Parties agree that as of the Separation Date, Executive’s outstanding and unvested equity awards subject solely to service-based vesting (i.e., not to include awards subject to performance vesting) will accelerate vesting as to the number of shares of Company common stock subject to such awards that would have otherwise vested had Executive continued to be employed by the Company for an additional eighteen (18) months following termination of Executive’s employment. In addition, after applying such acceleration to the full vesting schedule (i.e., treating the full schedule as having been accelerated by 18 months) of all applicable equity awards, Executive will continue vesting in the Options for the duration of the time he continues to serve as a member of the Board, in accordance with, and pursuant to, the terms and conditions of the Equity Documents. The Parties agree that for purposes of determining the number of shares of the Company’s common stock the Executive is entitled to purchase from the Company, pursuant to the exercise of outstanding Options, after giving effect to the acceleration described herein, Executive will be permitted to vest only up through the date Executive continues as a “Service Provider” (as defined in the Equity Documents). Notwithstanding anything to the contrary in the Equity Documents, Executive’s outstanding Options will remain exercisable until the later of (a) twelve (12) months following the Separation Date, or (b) the date this is three months following such time as Executive is no longer a “Service Provider” (as defined in the Equity Documents); provided, however, in no event shall the Options be exercisable following the expiration of the term of such Option as provided in the Equity Documents.
3.Benefits. Executive’s health insurance benefits will cease on October 31, 2024, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all other benefits and incidents of employment will cease on the Separation Date.
4.Payment of Compensation and Receipt of All Benefits. Executive acknowledges and agrees that, other than the consideration set forth in this Agreement and Executive’s accrued vacation/paid time off (which is agreed to be an amount equal to $92,700 and shall be paid within thirty (30) days

Exhibit 10.3
following the date hereof), the Company has paid or provided all salary, wages, bonuses, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive as of the Separation Date.
5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its parents and subsidiaries and their current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:
a. any and all claims relating to or arising from Executive’s employment relationship with the Company or the termination of that relationship;
b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company (other than rights to exercise the Options in accordance with their terms, as modified herein), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;
d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;
e. any and all claims for violation of the federal or any state constitution;
f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

Exhibit 10.3
g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
h. any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this Section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (i) any obligations incurred under this Agreement, (ii) claims that cannot be released as a matter of law; (iii) any right Executive may have to unemployment compensation benefits, (iv) any claims arising after the Separation Date; (v) any rights to vested benefits or Options that are vested or eligible to vest after the Separation Date in accordance with their terms (as modified herein) or (vi) any rights to indemnification (and related advancement of expenses) under any agreement with the Company, the Company’s governing document or through coverage under any director and officer indemnification or liability insurance policy. Any and all disputed wage claims that are released herein will be subject to binding arbitration in accordance with this Agreement, except as required by applicable law.
6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement will not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
7.California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.
8.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the

Exhibit 10.3
Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
9.Confidentiality. Subject to the Protected Activity Not Prohibited section, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information. This Section 9 will cease to apply if, when and to the extent Separation Information is publicly announced or made available by the Company.
10.Trade Secrets and Confidential Information/Company Property. Executive acknowledges that, separate from this Agreement, Executive remains under continuing obligations to the Company under the Confidentiality Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Notwithstanding, Executive may retain access to Company property and/or Confidential Information only to the extent necessary or appropriate to continue to perform the services as a member of the Board or such other services as are requested by the Company of Executive from time to time (e.g., consultation regarding certain intellectual property matters).
11.No Cooperation. Subject to the Protected Activity Not Prohibited section, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide counsel or assistance.
12.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement will in any way limit or prohibit Executive from engaging in any Protected Activity. “Protected Activity” includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential

Exhibit 10.3
information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
13.Mutual Nondisparagement. Subject to the Protected Activity Not Prohibited section, Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Company, its current executive officers and members of its Board, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparaging statements, defamation, libel, or slander of or about Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board and only for so long as each officer or member is an executive officer of the Company or Board member, as applicable. Executive will direct any inquiries by potential future employers to the Company’s human resources department.
14.Breach. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, will entitle the Company immediately to cease providing the consideration provided to Executive under this Agreement and to seek damages, except as provided by law.
15.No Admission of Liability. Executive understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
16.Legal Costs. The Parties will each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation and negotiation of this Agreement.
17.ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, WILL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA WILL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EMPLOYEE AGREES

Exhibit 10.3
THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN LOS ANGELES COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR WILL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator will issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR WILL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, EXCEPT THAT THE ARBITRATOR MAY NOT AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR WILL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION WILL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION WILL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION UP TO THE AMOUNT OF EQUIVALENT COURT FEES (WITH ANY EXCESS OVER SUCH AMOUNT PAID BY THE COMPANY), AND EACH PARTY WILL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION WILL GOVERN.
18.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
20.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction

Exhibit 10.3
or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.
21.Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the Parties will each bear their own costs, attorneys’ fees, and other fees incurred in connection with such action.
22.Entire Agreement. This Agreement (including its exhibits) represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including the Employment Agreement, with the exception of the Confidentiality Agreement and the Equity Documents (as modified herein).
23.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.
24.Governing Law. This Agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement will be governed by the FAA. Executive consents to personal and exclusive jurisdiction and venue in the State of California.
25.Effective Date. Executive understands that this Agreement will be null and void if not executed by Executive by October 4, 2024. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
26.Counterparts. This Agreement may be executed in counterparts and each counterpart will be deemed an original and all of which counterparts taken together will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.
27.Voluntary Execution of Agreement. Executive understands and agrees that Executive cannot executed this Agreement prior to Executive’s last day of employment with the Company, and that Executive executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:
(a) Executive has read this Agreement;
(b) Executive has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Executive’s own choice or has elected not to retain an attorney;
(c) Executive understands the terms and consequences of this Agreement and of the releases it contains;
(d) Executive is fully aware of the legal and binding effect of this Agreement; and
(e) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

Exhibit 10.3

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Exhibit 10.3
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

     NEIL DESAI, PH.D., an individual

Dated: October 15, 2024          /s/ Neil Desai
         Neil Desai, Ph.D.

         AADI BIOSCIENCES, Inc.

Dated: October 16, 2024          By /s/ David Lennon
David J. Lennon, Ph.D.
             President & Chief Executive Officer

Exhibit 10.3
EXHIBIT A

OUTSTANDING STOCK OPTION AWARDS

Option (ISO) for 31,720 shares of common stock granted on January 31, 2018
Option (NSO) for 7,930 shares of common stock granted on March 13, 2020
Option (NSO) for 125,000 shares of common stock granted on September 8, 2021
Option (NSO) for 153,300 shares of common stock granted on April 1, 2022
Option (NSO) for 150,000 shares of common stock granted on January 3, 2023